News Announcement

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Stewart Lewack, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP

REPORTS 2003 FIRST QUARTER RESULTS

NAPLES, Florida, May 5, 2003 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month period ended March 31, 2003.

For the three months ended March 31, 2003, consolidated net revenue decreased 1.4% to $24.5 million from $24.9 million in the same period of 2002. Operating income from continuing operations was flat at $4.7 million for the first quarters of 2003 and 2002. Station Operating Income (SOI) was also flat at $7.0 million.

On a same-station basis, consolidated net revenue declined 0.9% to $24.5 million from $24.7 million in the first quarter of 2002. SOI on a same-station basis increased 1.6% to $7.0 million, from $6.8 million in the same period of 2002.

The Company reported net income of $2.0 million, or $0.08 per diluted share, for the first quarter of 2003, compared to a net loss of $11.0 million, or $(0.45) per diluted share, in the first quarter of 2002. Net results for 2002 period reflect the adoption of SFAS No. 142, which resulted in a non-cash, after-tax charge of $11.7 million, or $(0.48) per diluted share, pertaining to the write-down of the Company’s FCC broadcasting licenses in its Las Vegas and New Orleans clusters. Per share results for the first quarters of 2003 and 2002 are based on 24,285,116 and 24,304,630 diluted shares outstanding, respectively.

George G. Beasley, Chairman and Chief Executive Officer, commented on the results, “As anticipated, uncertainty surrounding geopolitical events and competitive pressures affected our revenues during the quarter. Although some of our market clusters located near military bases in North Carolina and Georgia did better on a spot advertising basis than we originally expected and our Las Vegas cluster continued to out-perform the market, these contributions were not enough to offset the lingering effect of a format challenge and the absence of Miami Dolphins playoff revenue this year at our Miami cluster.”

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Beasley Broadcast Group, 5/5/03	page 2

“To-date, we have not yet seen a broad-based recovery across our station portfolio and visibility remains limited,” continued Mr. Beasley. “However, we are cautiously optimistic that a return to normal operating conditions in some of our military markets and a more clear economic picture will help our Company return to growth in the periods ahead. In anticipation of this, we intend to promote our stations during the Spring Arbitron ratings period, especially in Philadelphia, where we recently launched a new morning show, and in Las Vegas, to support our successful cluster.”

Second Quarter Guidance

For the three-month period ending June 30, 2003, the Company anticipates reporting a net revenue decrease in the mid-single digit percentage range. This guidance is based on the economic and market conditions as of May 5, 2003, and assumes no material changes in economic conditions or other extraordinary world events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Definitions

•	Station Operating Income (SOI) consists of net revenue less station operating expenses. SOI replaces broadcast cash flow (BCF) as the metric used by management to assess the performance of its stations. Although it is calculated in the same manner as BCF, management believes that using the term “station operating income” provides a more accurate description of the performance measure.
•	Same-station results compare stations operated by the Company at March 31, 2003 to those same-stations operated by the Company at March 31, 2002. They reflect the exclusion of operating results from WRNO-FM and KMEZ-FM in New Orleans, which were sold during the first quarter of 2002, and the operating results of WBYU-AM in New Orleans, which was sold during the first quarter of 2002 and which are included in discontinued operations.

SOI and same-station SOI are not measures of performance that are calculated in accordance with generally accepted accounting principles. However, the Company believes these measures are useful to an investor in evaluating its performance because they reflect a measure of performance for its radio stations before considering costs and expenses related to its specific corporate and capital structure. In addition, the Company believes same-station SOI provides a useful measure of performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods, which allows it to measure only the performance of radio stations it owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a radio company’s operating performance and are used by management for internal budgeting purposes and to evaluate the performance of the Company’s radio stations.

Investors should not consider these measures in isolation or as substitutes for operating income, net income or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. In addition, because SOI and same-station SOI are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

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Beasley Broadcast Group, 5/5/03	page 3

Conference Call Information:

The Company will host a conference call and simultaneous webcast today, May 5, 2003, at 10:00 a.m. EDT. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2785; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation #3876919).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that, owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States.

Note Regarding Forward-Looking Statements

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission. Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including economic changes, unforeseen media events that would cause the Company to broadcast commercial-free for any period of time and changes in the radio broadcast industry generally and, accordingly, the Company’s actual performance and results may vary from those stated herein. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after May 5, 2003. The Company undertakes no obligation to update the information contained herein.

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Beasley Broadcast Group, 5/5/03	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements Of Operations - Unaudited

	Three months ended March 31,
	2003	2002
Net revenue	$24,519,616	$24,872,458
Station operating expenses	17,567,687	17,903,435
Corporate general & administrative	1,393,170	1,229,175
Depreciation and amortization	901,425	995,768

Operating income from continuing operations	4,657,334	4,744,080
Interest expense	(3,088,990)	(4,024,772)
Interest income	167,392	101,061
Other income, net (1)	1,150,049	821,342

Income from continuing operations before income taxes	2,885,785	1,641,711
Current income tax expense	44,345	56,927
Deferred income tax expense	1,131,946	401,442

Income from continuing operations before cumulative effect of accounting change and discontinued operations	1,709,494	1,183,342
Cumulative effect of accounting change (net of income taxes) (2)	—	(11,676,516)
Discontinued operations (net of income taxes)	266,840	(489,741)

Net income (loss) applicable to common shares	$1,976,334	$(10,982,915)

Basic and diluted net income (loss) per share:
Income from continuing operations before cumulative effect of accounting change and discontinued operations	$0.07	$0.05
Cumulative effect of accounting change	—	(0.48)
Discontinued operations	0.01	(0.02)

Net income (loss)	$0.08	$(0.45)

Weighted average common shares outstanding (basic)	24,273,441	24,273,441

Weighted average common shares outstanding (diluted)	24,285,116	24,304,630

(1)	Primarily includes: a) a gain of $0.4 million and $1.2 million on the increase in fair value of derivative financial instruments in 2003 and 2002, respectively; b) a gain of $0.8 million on the sale of investments in 2003; and c) a loss of $0.3 million on the sale of two New Orleans radio stations in 2002.

(2)	Effective January 1, 2002, the Company adopted SFAS No. 142. The effect of this accounting change, after giving effect to discontinued operations, totaled $11.7 million, or $0.48 per diluted share, on an after-tax basis in 2002.

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Beasley Broadcast Group, 5/5/03	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$9,422	$5,448
Working capital	19,033	19,066
Total assets	284,765	282,091
Long term debt, less current installments	184,711	189,040
Total stockholders’ equity	58,488	54,180

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Three months ended March 31,
	2003	2002
Net cash provided by (used in) operating activities	$6,131	$(547)
Net cash provided by investing activities	2,175	19,551
Net cash used in financing activities	(4,331)	(22,765)
Net increase (decrease) in cash & cash equivalents	3,975	(3,760)

Operating Income from Continuing Operations and Margin Calculation (Unaudited):

	Three months ended March 31,
	2003	2002
Net revenue	$24,519,616	$24,872,458
Station operating expenses	(17,567,687)	(17,903,435)
Corporate, general and administrative	(1,393,170)	(1,229,175)
Depreciation and amortization	(901,425)	(995,768)

Operating income from continuing operations	$4,657,334	$4,744,080

Operating income from continuing operations margin (1)	19.0%	19.1%

(1)	Operating income from continuing operations margin is calculated by dividing operating income from continuing operations by net revenue.

SOI and Margin Calculation (Unaudited):

	Three months ended March 31,
	2003	2002
Net revenue	$24,519,616	$24,872,458
Station operating expenses	(17,567,687)	(17,903,435)

SOI	$6,951,929	$6,969,023

SOI margin (1)	28.4%	28.0%

(1)	SOI margin is calculated by dividing SOI by net revenue.

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Beasley Broadcast Group, 5/5/03	page 6

Reconciliation of SOI to Operating Income from Continuing Operations (Unaudited):

	Three months ended March 31,
	2003	2002
SOI	$6,951,929	$6,969,023
Corporate, general and administrative	(1,393,170)	(1,229,175)
Depreciation and amortization	(901,425)	(995,768)

Operating income from continuing operations	$4,657,334	$4,744,080

Same-Station Results Reconciliation (Unaudited):

	Three months ended March 31,
	2003	2002	% Change
Net revenue (as reported)	$24,519,616	$24,872,458	(1.4)%
Sold stations (1)	—	(135,043)

Same-station net revenue	$24,519,616	$24,737,415	(0.9)%

	2003	2002	% Change
Station operating expenses (as reported)	$17,567,687	$17,903,435	(1.9)%
Sold stations (1)	—	(11,715)

Same-station station operating expenses	$17,567,687	$17,891,720	(1.8)%

	2003	2002	% Change
Same-station net revenue	$24,519,616	$24,737,415	(0.9)%
Same-station operating expenses	(17,567,687)	(17,891,720)	(1.8)%

Same-station SOI	$6,951,929	$6,845,695	1.6%

(1) Includes WRNO-FM and KMEZ-FM, divested March 20, 2002, but does not include WBYU-AM, which was divested February 5, 2003, and which is included in discontinued operations.

Reconciliation of Same-Station SOI to Operating Income from Continuing Operations (Unaudited):

	Three months ended March 31,
	2003	2002
Same-station SOI	$6,951,929	$6,845,695
Sold station net revenue	—	135,043
Sold station operating expenses	—	(11,715)
Corporate general and administrative expenses	(1,393,170)	(1,229,175)
Depreciation and amortization	(901,425)	(995,768)

Operating income from continuing operations	$4,657,334	$4,744,080

        In accordance with the Company’s credit facility, it is required to maintain a maximum leverage ratio, which is calculated as total outstanding senior debt at the end of a fiscal quarter divided by consolidated operating cash flow for the trailing twelve month period. For the period ended March 31, 2003, the credit facility stipulates a maximum leverage ratio of 6.50-to-1.00. As of March 31, 2003, the Company’s total outstanding senior debt was $192,027,846 and consolidated operating cash flow for the trailing twelve month period was $31,737,230 (a calculation of which appears below), for a leverage ratio of 6.05-to-1.00.

Consolidated Operating Cash Flow Calculation for the Twelve Months Ended March 31, 2003 (Unaudited):

Operating income from continuing operations	27,885,986
Income from barter transactions	(421,915)
Depreciation and amortization	3,631,141
Interest income	366,256
Other items	275,762

Consolidated operating cash flow	31,737,230

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